UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2006

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

USEC Inc. (the "Company") previously reported that it was in arbitration with its former president and chief executive officer, William H. Timbers, whose employment at the Company was terminated for cause in December 2004. In his demand for arbitration, Mr. Timbers disputed cause and sought damages in excess of $36 million, including severance and other benefits of "at least $21 million," more than $15 million in restricted stock and stock options that had vested prior to his termination, and other unspecified compensatory and punitive damages. On February 1, 2006, the Company entered into a settlement agreement with Mr. Timbers pursuant to which it agreed to pay Mr. Timbers a cash settlement of $14.5 million in full settlement of his claims. The Company also agreed to cancel an outstanding loan to Mr. Timbers from the Company in the amount of approximately $0.3 million as part of the settlement. Under the settlement agreement, the parties granted each other a mutual release of all claims.

In connection with the settlement, and after taking into account amounts previously accrued, the Company recorded a charge of $7.6 million in the fourth quarter of 2005. This charge will reduce net income in the fourth quarter, on an after-tax basis, by approximately $4.7 million, which will lower the Company’s previous guidance for 2005. The Company expects to release its fourth quarter and year ended 2005 results in late February.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

February 3, 2006	By:	/s/ Ellen C. Wolf

Name: Ellen C. Wolf
Title: Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)